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                                    EXHIBIT 5

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(202) 274-2000

December 9, 2004

The Board of Directors
First Federal of Northern Michigan Bancorp, Inc.
100 South Second Avenue
Alpena. Michigan 49707

        RE:     FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC.
                COMMON STOCK, PAR VALUE $0.01 PER SHARE
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Gentlemen:

        You have requested the opinion of this firm as to certain matters in connection with the offer and sale (the "Offering") of the shares of common stock, par value $0.01 per share ("Common Stock") of First Federal of Northern Michigan Bancorp, Inc. (the "Company"). We have reviewed the Company's Articles of Incorporation, Registration Statement on Form SB-2 (the "Form SB-2"), as well as applicable statutes and regulations governing the Company and the offer and sale of the Common Stock.

        We are of the opinion that upon the declaration of effectiveness of the Form SB-2, the Common Stock, when sold, will be legally issued, fully paid and non-assessable.

        We hereby consent to our firm being referenced under the caption "Legal Matters" and to the filing of this opinion as an exhibit to the Form SB-2.


                                Very truly yours,


                                /s/ Luse Gorman Pomerenk & Schick, P.C.


                                LUSE GORMAN POMERENK & SCHICK
                                A PROFESSIONAL CORPORATION